Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
Skye Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$14,802,372.47[1]	0.0000927	$1,372.18
Fees Previously Paid	$0		$0
Total Transaction Valuation	$14,945,621.23[1]
Total Fees Due for Filing			$1,372.18
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,372.18

1 Solely for the purpose of calculating the filing fee, the maximum number of common shares of Skye Bioscience, Inc. (“Skye”) to which this transaction applies is estimated to be 477,495,886. The underlying value of the transaction was calculated by multiplying (x) 244,869,685, the aggregate number of outstanding securities of Emerald Health Therapeutics, Inc. (“EHT”), by (y) 1.95, representing the exchange ratio for one EHT Share to one share of Skye Share, as set forth in the Arrangement Agreement (the “Arrangement Agreement”) dated as of May 11, 2022 between Skye and EHT by (z) US$0.031, representing the average of the bid and asked price on the OTCQB on August 10, 2022 for one share of Skye common stock. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0000927.

SF-4881955